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                                                                   EXHIBIT 4.1.1

                                                                  EXECUTION COPY

                    CONVERTIBLE DEBENTURE EXCHANGE AGREEMENT

         This CONVERTIBLE DEBENTURE EXCHANGE AGREEMENT ("Agreement") is made and entered into as of this 2nd day of January, 2004, by and among Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Julian Edison, The Crown Advisors, LLC, Crown Investment Partners, L.P., and SWB Holdings, Inc. (each of which may sometimes be referred to herein as an "Exchangor" and all of which may sometimes be referred to herein as the "Exchangors") and Bakers Footwear Group, Inc., a Missouri corporation ("the Company").

                                    RECITALS

         WHEREAS, each Exchangor is the holder of a Subordinated Convertible Debenture, dated April 2, 2002, of the Company (collectively, the "2002 Debentures") pursuant to a Debenture Purchase Agreement, dated as of April 4, 2002 among the Company and the Exchangors (the "Debenture Purchase Agreement");

         WHEREAS, the Debenture Purchase Agreement by its terms provides that it may be amended only by a writing signed by the Company and the Required Purchasers (as defined therein), and this Agreement is intended to modify, effective as of the date hereof and without retroactive effect, the Company's continued covenants and agreements under the Debenture Purchase Agreement so that such covenants and agreements apply only to the New Debentures (as defined below) without duplication and without affecting any rights, powers or obligations of a Purchaser existing on the date hereof with respect to the 2002 Debentures;

         WHEREAS, in connection with entering into the Debenture Purchase Agreement and the making and issuance of the 2002 Debentures by the Company, the parties to the Debenture Purchase Agreement entered into a Registration Rights Agreement, dated April 4, 2002 (the "2002 Registration Rights Agreement");

         WHEREAS, in connection with the foregoing, the Company, Fleet Retail Finance Inc. ("Fleet") and each of the Purchasers entered into a separate Intercreditor and Subordination Agreement, dated as of April 4, 2002 (collectively, the "2002 Intercreditor Agreements"), whereby each Purchaser, as Subordinated Creditor, among other things, acknowledged that the 2002 Debenture held by such Purchaser would be subordinate in order of priority of payment to all loans made by Fleet to the Company pursuant to the Loan and Security Agreement, dated as of January 18, 2000, between the Company and Fleet;

         WHEREAS, the Company will derive substantial benefits from exchanging all of the 2002 Debentures for new convertible debentures, dated as of the date hereof, in the form of Exhibit A hereto and having the terms described herein (each, a "New Debenture") and from modifying or ratifying the terms, subject to certain conditions, of the 2002 Registration Rights Agreement and the 2002 Intercreditor Agreements (collectively, the "2002 Agreements");

         WHEREAS, the Exchangors desire to exchange their 2002 Debentures for New Debentures and to modify and restate the 2002 Agreements, subject to certain conditions, on the terms and conditions set forth in this Agreement; and

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         WHEREAS, on December 4, 2003, the Company filed Pre-Effective Amendment
No. 2 to its Registration Statement on Form S-1 (No. 333-86322, the
"Registration Statement") with the Securities and Exchange Commission in connection with the Company's planned firm commitment initial public offering of shares of its common equity (but not including any of the Debenture Shares (as defined below)).

         NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. EXCHANGE

         1.1. The Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), each Exchangor shall transfer and convey to the Company for cancellation the 2002 Debenture held by such Exchangor, and the Company shall acquire from each Exchangor and cancel such 2002 Debenture, and in exchange therefor shall issue a New Debenture equal in aggregate principal amount to the unpaid principal amount of the 2002 Debenture so exchanged. No payment of accrued but unpaid interest to and including the date of the Closing shall be paid on the 2002 Debentures so exchanged at the Closing, but the New Debentures shall provide for the payment without duplication of such interest for the entire quarterly period ended March 31, 2004.

         1.2. Closing. The closing is anticipated to take place on the date hereof, at the offices of Bryan Cave LLP, One Metropolitan Square, Suite 3600, St. Louis, Missouri or on such other date and at such other place as the parties may agree in writing ("Closing"). At Closing, each Exchangor shall deliver or cause to be delivered to the Company the 2002 Debenture held by such Exchangor, and the Company shall cancel such 2002 Debenture and issue in its place a New Debenture equal in aggregate principal amount to the unpaid principal amount of the 2002 Debenture so delivered, to the Exchangor.

         1.3. Other Agreements. At Closing, the Company and the Exchangors shall enter into the Second Registration Rights Agreement and the Amended and Restated Intercreditor and Subordination Agreements, each substantially in the form attached to this Agreement as Exhibit B and Exhibit C, respectively.

         1.4. Closing Deliveries. At Closing, the following documents shall be delivered:

                  (a)      The New Debentures;

                  (b)      The 2002 Debentures;

                  (c)      The Second Registration Rights Agreement;

                  (d) The Amended and Restated Intercreditor and Subordination Agreements;

                  (e) The Lock-Up Agreements in the form attached as Exhibit B to the Second Registration Rights Agreement;

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                  (f)      A Certificate, executed on behalf of the Company by
                           its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance and exchange of the New Debentures for the 2002 Debentures, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company; and

                  (g) An opinion from Bryan Cave LLP, the Company's counsel, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

         SECTION 2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         In order to induce the Exchangors to enter into this Agreement and to exchange the 2002 Debentures for New Debentures, the Company hereby represents, warrants and agrees that, except as disclosed in the Registration Statement.

         2.1. Corporate Status. The Company (i) has been duly organized and is a validly existing corporation in good standing under the laws of the State of Missouri; (ii) has the power and authority (corporate and other) to own its property and assets and to transact the business in which it is engaged; and
(iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification. The Company does not own, directly or indirectly, any equity interest in any other Person.

         2.2. Power and Authority; Legal Capacity. The Company has the power and authority (corporate and other) to execute, deliver and perform the terms and provisions of the Transaction Documents and to issue and exchange the Securities and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of this Agreement and the New Debentures. The Company has duly executed and delivered the Transaction Documents, and each Transaction Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.3. Issuance of Securities. The Debenture Shares have been duly authorized and reserved for issuance and, upon the due conversion of the New Debentures, the Debenture Shares shall be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Debenture Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The issuance and sale of the Securities is not subject to any preemptive rights, rights of first refusal or other similar rights.

         2.4. Issuance. Assuming the accuracy of the representations and warranties of the Exchangors contained in Section 3 hereof, the issuance and exchange of the Securities is and will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been

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registered or qualified (or are exempt from registration and qualification)
under the registration, permit, or qualification requirements of all applicable state securities laws.

         2.5. No Conflict or Violation. The execution and delivery of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder (including the issuance and exchange of the Securities) does not (i) conflict with or violate the Articles of Incorporation or By-laws of the Company (both as in effect as of the date hereof, true and complete copies of which have been delivered to the Exchangors), (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties or assets of the Company is subject, or (iii) violate any statute, rule, regulation or other law, or any order or judgment, of any court or governmental agency or body having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii) only, to such extent as, individually or in the aggregate, does not and could not reasonably be expected to have a Material Adverse Effect, provided that the Company is required to obtain, and has received, written consent to the exchange of the New Debentures hereunder from the lender under the Company's revolving credit facility. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement, the Second Registration Rights Agreement, or the New Debentures, or the issuance of common stock pursuant to the New Debentures, or the consummation of the transactions contemplated hereby or thereby, other than as referred to in Sections 2.3 and 2.4.

         2.6. Financial Statements. Included in the Registration Statement are (i) the audited balance sheets of the Company as of January 5, 2002 and January 4, 2003 and the related statements of operations, shareholders' equity (deficit), and cash flows for the two fiscal years ended January 4, 2003, and all notes and schedules thereto and (ii) the unaudited balance sheets of the Company as of October 5, 2002 and October 4, 2003 and the related unaudited statements of operations, shareholders' equity (deficit), and cash flows for the nine-month periods then ended (collectively, the "Financial Statements"). The Financial Statements for each of the two fiscal years in the period ended January 4, 2003 have been audited by Ernst & Young, LLP. The Financial Statements (i) are true, complete, and correct, (ii) present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company at the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the unaudited financial statements omit notes and certain customary year-end adjustments which should not be material in the aggregate).

         2.7. No Material Adverse Change. Since October 4, 2003, except as identified and disclosed on Schedule 2.7, there has not been:

                  (a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except for changes in the ordinary course of business and which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

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                  (b)      any declaration or payment of any dividend, or any
                           authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

                  (c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

                  (d) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

                  (e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except for those done in the ordinary course of business and which have not or could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

                  (f) any change or amendment to the Company's Articles of Incorporation or by-laws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

                  (g) any material labor difficulties or labor union organizing activities with respect to employees of the Company;

                  (h) any material transaction entered into by the Company other than in the ordinary course of business;

                  (i) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;

                  (j) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

                  (k) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

         2.8. Broker and Finder. The Company has not engaged, and owes no payment or success fee to, any broker or finder in connection with the issuance and exchange of the New Debentures, including without limitation any commission or other remuneration paid directly or indirectly for soliciting such exchange.

         2.9. Capitalization. The authorized capital stock of the Company consists solely of 3,000,000 shares of Class A common stock, par value $0.001 per share, 500,000 shares of Class B common stock, par value $0.001 per share, and 1,500,000 shares of Class C common stock, par value $0.001 per share, of which 1,693,244.92 shares of Class A common stock, 271,910 shares of Class B common stock and no shares of Class C common stock are outstanding as of the date hereof (collectively, the issued and outstanding Class A common stock, Class B common stock and Class C common stock are referred to herein as the "Shares"). All the Shares were duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with applicable law and any preemptive, subscription or other similar rights which have not been waived. Except as contemplated by this Agreement or on Schedule 2.9, there are no outstanding warrants,

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options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as disclosed on Schedule
2.9 and except for the Second Registration Rights Agreement and the 2002 Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as disclosed on
Schedule 2.9 and except for the Second Registration Rights Agreement and the 2002 Registration Rights Agreement, the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issuance and sale of the Securities will not result in any antidilution or similar adjustment in any outstanding securities of the Company. Except as disclosed on Schedule 2.9, the Company does not have outstanding shareholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

         2.10. S Election. The Company has made a valid election to be treated as an S Corporation within the meaning of Section 1361 of the Internal Revenue Code, and such election has been in effect for each taxable year of the Company commencing January 1, 1984. The Company has qualified and will qualify as an S Corporation at all times from the effective date of election up to and including the date hereof.

         2.11. Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, except to the extent that failure to do so would not have a Material Adverse Effect, individually or in the aggregate. Except as disclosed on
Schedule 2.11, The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company's Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company's Knowledge, threatened against the Company any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

         2.12. Title to Properties. Except as disclosed in Schedule 2.12, the Company has good and marketable title to all real properties and all other properties and assets owned by it, free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in Schedule 2.12, the Company holds any leased real or personal property under valid and enforceable leases, except to the extent that such failure to so hold would not have a Material Adverse Effect, individually or in the aggregate.

         2.13. Certificates, Authorities and Permits. The Company possesses all required certificates, authorities, licenses or permits issued by appropriate governmental agencies or bodies

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necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, license or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

         2.14. No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the Company's Knowledge, is imminent.

         2.15.    Intellectual Property. Except as disclosed in Schedule 2.15:

                  (a) All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company which is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company's Knowledge, no such action is threatened. No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

                  (b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of its assets or properties are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, "License Agreements") are valid and binding obligations of the Company and, to the Company's Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

                  (c) The Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company's properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company's business. The Company has a valid and enforceable right to use all other Intellectual Property used or held for use in the Company's business. The Company has the right to use all of the owned and licensed Intellectual Property which is necessary for the conduct of Company's business as currently conducted or as currently

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                           proposed to be conducted in all jurisdictions in
                           which it conducts its business.

                  (d) The Company has taken reasonable steps to maintain, police and protect the Intellectual Property which it owns and which is necessary for the conduct of its business as currently conducted or as currently proposed to be conducted, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases. The conduct of the Company's business as currently conducted does not infringe or otherwise impair or conflict with (collectively, "Infringe") any Intellectual Property rights of any third party, and, to the Company's Knowledge, the Intellectual Property rights of the Company which are necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company's Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company or the Company's use of any Intellectual Property owned by a third party, and, to the Company's Knowledge, there is no valid basis for the same.

                  (e) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company's ownership or right to use any of the Intellectual Property which is necessary for the conduct of Company's business as currently conducted or as currently proposed to be conducted.

                  (f) All software owned by the Company, and, to the Company's Knowledge, all software licensed from third parties by the Company, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

                  (g) The Company has taken reasonable steps to protect the Company's rights in its confidential information and trade secrets. Except under confidentiality obligations, there has been no material disclosure of any of the Company's confidential information or trade secrets to any third party.

         2.16. Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company's Knowledge, threatened investigation that might lead to such a claim.

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         2.17.    Litigation. Except as described on Schedule 2.17, there are no pending actions, suits or proceedings against or affecting the Company or any of its assets or properties; and to the Company's Knowledge, no such actions, suits or proceedings are threatened or contemplated.

         2.18. Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

         2.19. No Registration. The issuance of the New Debentures to the Exchangors as contemplated hereby is exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(9) thereof.

         2.20. Questionable Payments. Neither the Company nor, to the Company's Knowledge, any of its current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company, has on behalf of the Company or in connection with its business since June 23, 1999: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

         2.21. Transactions with Affiliates. Except as disclosed on Schedule 2.21, to the Company's Knowledge, none of the officers or directors of the Company and, to the Company's Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act.

         2.22. Suppliers. Except as set forth in Schedule 2.22, since October 4, 2003, (i) the Company has not entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice, and (ii) there has not been (A) any material adverse change in the business relationship of the Company with any of its suppliers or (B) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such suppliers.

         2.23. Customers. Except as set forth in Schedule 2.23, since October 4, 2003, there has not been (i) any material adverse change in the business relationship of the Company with any customer (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any customer, except for such changes as have not and could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate.

         2.24. Disclosure. Except as set forth on Schedule 2.24, no representation or warranty of the Company contained in this Agreement or in any other Transaction Document, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Company to the Exchangors or any of their representatives pursuant to this Agreement

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(excluding the forward-looking statements and assumptions set forth in "Recent
Corporate Action," "Revocation and Termination of Prior S Corporation Status," "Management" and "Underwriting" in the Registration Statement, which at the time made were based upon good faith estimates but which contain affirmative statements relating to events that have not occurred as of this date and will be amended prior to the effectiveness of the Registration Statement due to passage of time) contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 3. REPRESENTATIONS OF THE EXCHANGORS.

         Each Exchangor severally, and not jointly, hereby represents and warrants to and agrees with Company as follows with respect only to such Exchangor and its exchange of the 2002 Debenture held by it and acquisition of the New Debentures:

         3.1. Ownership of 2002 Debenture; Legal Power. Such Exchangor is the lawful owner of the 2002 Debenture registered in its name, free and clear of all liens, encumbrances, restrictions and claims of every kind, except those created pursuant to the Debenture Purchase Agreement, the 2002 Registration Rights Agreement and the 2002 Intercreditor Agreements and those arising under applicable securities laws. Such Exchangor has the requisite legal right, power and authority to enter into this Agreement, to exchange its 2002 Debenture hereunder, and to carry out and perform the Exchangor's obligations under the terms of this Agreement and the Transaction Documents.

         3.2. Due Execution. This Agreement has been, and upon execution and delivery thereof, the other Transaction Documents to which such Exchangor is a party will be, duly authorized, executed and delivered by such Exchangor, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of such Exchangor, enforceable against such Exchangor in accordance with its terms.

         3.3.     Investment Representations.

                  (a) This Agreement is made with such Exchangor in reliance upon the representation of such Exchangor to the Company, and by its execution and acceptance hereof such Exchangor hereby confirms, that the Securities are being and will be acquired for investment for such Exchangor's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of the 1933 Act, and that it has no present intention of selling, granting participation in, or otherwise distributing the same in violation of the 1933 Act. By executing this Agreement, such Exchangor further represents that such Exchangor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person, or to any third person, with respect to any of the Securities in violation of the 1933 Act.

                  (b) Such Exchangor understands that the issuance of the Securities are not, and will not be, registered under the 1933 Act on the ground that the acquisition provided for in this Agreement and the issuance of the Securities hereunder is exempt from registration under the 1933 Act and that the Company's reliance on such exemption is predicated on the Exchangor's representations set forth herein. The Exchangor realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Exchangor has in mind merely acquiring the Securities for a fixed or determinable period in the future. The Exchangor hereby confirms that it has no such intention, subject to the right of the Exchangor to dispose of its assets as it determines in its sole discretion, subject to the provisions of applicable law.

                  (c)      Such Exchangor represents that:

                           (1)      if such Exchangor is a corporation,
                                    Massachusetts or similar business trust, or partnership, that (X) it is not formed for the purpose of acquiring the Securities and that it has total assets in excess of $5,000,000, or (Y) all of the equity owners of such entity satisfy the criteria in
                                    Section 3.3(c)(1)(X) or Section 3.3(c)(2);
                                    or

                           (2)      if such Exchangor is a natural person:

                                    (A)      he or she has individual (or has
                                             jointly with such person's spouse)
                                             net worth that exceeds $1,000,000;
                                             or

                                    (B)      he or she had individual income in
                                             excess of $200,000 (or together
                                             with such person's spouse had joint
                                             income in excess of $300,000) in
                                             each of the two most recent years
                                             and has a reasonable expectation of
                                             reaching the same income level in
                                             the current year,

                  and therefore that such Exchangor is an "accredited investor" within the meaning of Regulation D promulgated pursuant to the 1933 Act, and that such Exchangor is experienced in evaluating and investing in companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Such Exchangor further represents that it has had, during the course of the transaction and prior to its acquisition of the Securities, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access. Neither such inquiries nor any other due diligence investigation conducted by such Exchangor shall modify, amend or affect such Exchangor's right to rely on the Company's representations and warranties contained in this Agreement and in the other Transaction Documents.

                  (d) Such Exchangor understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the 1933 Act, the Securities must be held indefinitely. In particular, such Exchangor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

                  (e) Such Exchangor understands that the New Debentures may be treated for tax purposes as having been issued with Original Issue Discount ("OID"), and that the effect of OID treatment would require the Exchangor to recognize income, for tax purposes, in excess of cash paid as interest by the Company on the New Debentures in early periods (including but not limited to when no cash interest is paid at all), and to receive cash interest payments in excess of income recognized in later periods. Such Exchangor has consulted such Exchangor's own tax counsel with respect to this and all other implications under the tax laws of an investment in the New Debentures.

                  (f) Such Exchangor, if the Exchangor is domiciled in Missouri, agrees and acknowledges that the Securities are not registered and may be disposed of only through a licensed broker-dealer. It is a felony to sell securities in violation of the Missouri Securities Act.

                  (g) Such Exchangor's domicile is accurately set forth on the signature page hereof.

                  (h) Such Exchangor, if such Exchangor is domiciled in New York, represents and warrants that such Exchangor is an "institutional buyer" for purposes of Section 359-e.1(a) of the Martin Act, as amended, under
                           Article 23-A of Chapter 20 of the New York General Business Law.

         3.4.     Legends; Stop Transfer.

                  (a) All certificates evidencing the Securities shall bear the following legend:

                           THE SECURITIES REPRESENTED HEREBY MAY NOT BE
                           TRANSFERRED UNLESS (i) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (ii) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(k), OR (iii) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

                  (b) The certificates for the Securities shall also bear any legend required by any applicable state securities law.

                  (c) In addition, the Company shall make a notation regarding the restrictions on transfer of the Securities in its stock books and the Securities shall be transferred on the books of the Company only if transferred or sold pursuant to an effective registration statement under the 1933 Act covering such shares or pursuant to and in compliance with the legend described in Section 3.4(a).

                  (d) Upon the earlier of (i) registration for resale pursuant to the Second Registration Rights Agreement or 2002 Registration Rights Agreement, as applicable, and receipt by the Company of the Exchangor's written confirmation that such Securities will not be disposed of except in compliance with the prospectus delivery requirements of the 1933 Act or (ii) Rule 144(k) becoming available the Company shall, upon an Exchangor's written request, revoke any stop transfer instructions in effect with respect to such Securities (except as provided in the Second Registration Rights Agreement with respect to the lock-up agreement) and shall promptly cause certificates evidencing the Securities to be replaced with certificates which do not bear such restrictive legends, and Debenture Shares subsequently issued in respect of the New Debentures shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Debenture Shares. When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Exchangor within three (3) Business Days of submission by that Exchangor of legended certificate(s) to the Company or its transfer agent, as applicable, together with a representation letter in customary form, the Company shall be liable to the Exchangor for a penalty equal to 1% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day period that the unlegended certificates have not been so delivered; provided that the Company shall not be subject to such penalty if, at least three (3) Business Days prior to receiving the Exchangor's written request to remove such legend, the Company shall have notified the Exchangor that it would voluntarily remove the legend and the Exchangor shall have decided not to have such legend removed at that earlier time.

         SECTION 4. DEBENTURE PURCHASE AGREEMENT.

         4.1. Covenants. The Company hereby affirms its obligations under and undertakes to perform each of the covenants and agreements set forth in
Section 4 of the Debenture Purchase Agreement, the entirety of which Section 4 is hereby incorporated herein by this reference, with full force and effect as if set forth herein, except that all references therein to the "Purchasers" and "Debentures" shall be to the Exchangors and the New Debentures, respectively, and the terms "Agreement" and "Transaction Documents" as used therein shall have the meanings herein that are ascribed to those terms in this Agreement.

         4.2. Termination of Covenants under Debenture Purchase Agreement. Upon the exchange contemplated by Section 1 of this Agreement, the Company and the Exchangors agree and acknowledge that all ongoing obligations under Section 4 of the Debenture Purchase Agreement with respect to exchanged 2002 Debentures are terminated. Except as otherwise provided herein, the Debenture Purchase Agreement shall otherwise be unmodified hereby and shall remain in full force and effect in accordance with its terms.

         SECTION 5. INDEMNIFICATION.

         5.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement for a period of three (3) years from the date of this Agreement; provided, however, that the provisions contained in
Section 4 hereof shall survive in accordance therewith.

         5.2. Indemnification. The Company agrees to indemnify and hold harmless, on an after-tax and after insurance recovery basis, each Exchangor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, "Losses") to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

         5.3. Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the "Indemnified Person") of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 5.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

         SECTION 6. MISCELLANEOUS.

         6.1. Notices. All notices and other communications hereunder shall be made in writing and shall be deemed given upon personal delivery during regular business hours or three (3) days after mailing if mailed by first class mail, postage prepaid, to the following addresses:

To Company:

         Bakers Footwear Group, Inc.
         2815 Scott Avenue
         St. Louis, Missouri 63103
           Attn: Peter A. Edison, Chairman of the Board and Chief Executive Officer

with copies to:

         Bryan Cave LLP
         One Metropolitan Square
         211 N. Broadway Ste. 3600
         St. Louis, Missouri 63102
           Attn: J. Mark Klamer

To Exchangor:

         See Exhibit D

with copies to:

         Lowenstein Sandler PC
         65 Livingston Avenue
         Roseland, New Jersey 07068
           Attn: John D. Hogoboom

         6.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         6.3. Counterparts. This Agreement may be executed in counterparts each of which when so executed and delivered shall be in an original, but which shall together constitute one and the same instrument.

         6.4. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         6.5. Amendment or Waiver. The terms of this Agreement may not be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and the Required Exchangors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

         6.6. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Required Exchangors, as applicable, provided, however, an Exchangor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party (which affiliate or third party agrees to be bound hereby and by the Debentures) acquiring some portion or all of its Securities in a transaction in accordance with applicable law, without the prior written consent of the Company or the other Exchangors, after notice duly given by such Exchangor to the Company and the other Exchangors, provided, that no such assignment or obligation shall affect the obligations of such Exchangor hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         6.7. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of counsel to the Exchangors at the Closing, but not in excess of Ten Thousand Dollars ($10,000) in the aggregate. The Company shall reimburse the Exchangors upon demand for all reasonable out-of-pocket expenses incurred by the Exchangors, including without limitation reimbursement of attorneys' fees and disbursements, in connection with any amendment, modification or waiver of this Agreement or the other Transaction Documents. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata shares of the reasonable attorneys' fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

         6.8. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Exchangors without the prior consent of the Company (in the case of a release or announcement by the Exchangors) or Special Situations Fund III, L.P. ("SSF") (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Exchangors, as the case may be, shall allow SSF or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

         6.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

         6.10. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede (except as expressly incorporated by reference herein) all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

         6.11. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

         6.12. Word Meanings. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         SECTION 7. DEFINITIONS.

         In addition to those terms defined elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

         "Affiliate" means, with respect to any Person, any other Person which directly or indirectly Controls, is controlled by, or is under common control with, such Person.

         "Business Day" means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

         "Common Stock" means the Class A common stock, par value $0.001 per share, of the Company and any security into which the common stock may be reclassified.

         "Company's Knowledge" means the actual knowledge of the executive officers of the Company, after reasonable inquiry. The executive officers of the Company shall be Peter A. Edison, Michele A. Bergerac and Lawrence L. Spanley, Jr.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Debenture Shares" means the shares of Common Stock issuable upon exercise of or otherwise pursuant to the New Debentures.

         "Intellectual Property" means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) proprietary computer software (including but not limited to data, data bases and documentation).

         "Material Adverse Effect" means a material adverse effect on the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company.

         "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         "Required Exchangors" means the Exchangors agreeing to acquire a majority of the New Debentures being issued pursuant to this Agreement.

         "Securities" means the New Debentures and the Debenture Shares.

         "Transaction Documents" means this Agreement, the New Debentures, the Second Registration Rights Agreement and the Amended and Restated Intercreditor and Subordination Agreements.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                          [Next Page is Signature Page]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

BAKERS FOOTWEAR GROUP, INC.

By: /s/ Peter A. Edison
    -----------------------------------
Name: Peter A. Edison
      ---------------------------------
Title: Chairman and CEO
       --------------------------------

EXCHANGORS:

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By: /s/ Austin Marxe
    ----------------------------------------
Name: Austin Marxe
Title (if applicable):
Address:
Principal Amount of New Debentures:

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By: /s/ Austin Marxe
    ----------------------------------------
Name: Austin Marxe
Title (if applicable):
Address:
Principal Amount of New Debentures:

SPECIAL SITUATIONS FUND III, L.P.

By: /s/ Austin Marxe
   -----------------------------------------
Name: Austin Marxe
Title (if applicable):
Address:
Principal Amount of New Debentures:

/s/ Julian Edison
--------------------------------------------
Name: Julian Edison
Address: 8 St. Andrews Dr., St. Louis, MO 63124
Principal Amount of New Debentures:

THE CROWN ADVISORS, LLC

By: /s/ Chris H. Pauli
   ------------------------------------------
Name: Chris H. Pauli
Title (if applicable): President
Address: 540 Maryville Centre Dr., Ste 120, St. Louis, MO 63141
Principal Amount of New Debentures:$400,000 = $150,000 for The Crown Advisors #2
                                              $150,000 for The Crown Advisors #3
                                              $100,000 for The Crown Advisors #4

CROWN INVESTMENT PARTNERS, LP

By: /s/ Chris H. Pauli
   ------------------------------------------
Name: Chris H. Pauli
Title (if applicable): Managing Member of the General Partner
Address: 540 Maryville Center Dr., Ste 120, St. Louis, MO 63141
Principal Amount of New Debentures: $500,000

SWB HOLDINGS, INC.

By: /s/ Robert A. Nielsen
   -----------------------------------------
    Name: Robert A. Nielsen
    Title (if applicable):
    Address: 120 South Central Avenue, Clayton, MO 63105
    Principal Amount of New Debentures: $500,000

[Disclosure Schedules and Exhibits B, C and D omitted. The Registrant undertakes to furnish supplementally a copy of such omitted schedules and exhibits to the Commission upon request.]

                                                                       EXHIBIT A

THIS SUBORDINATED CONVERTIBLE DEBENTURE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THE AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT") DATED AS OF JANUARY __, 2004 BY AND AMONG BAKERS FOOTWEAR GROUP, INC. (THE "COMPANY"), THE INITIAL HOLDER OF THIS DEBENTURE (THE "SUBORDINATED CREDITOR") AND THE SENIOR LENDER NAMED THEREIN, TO ALL INDEBTEDNESS OWED BY THE MAKER OF THIS SUBORDINATED CONVERTIBLE DEBENTURE TO THE SENIOR LENDER, AND THE HOLDER OF THIS SUBORDINATED CONVERTIBLE DEBENTURE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. FURTHERMORE, THIS DEBENTURE MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE DEBENTURE PURCHASE AGREEMENT (AS HEREINAFTER DEFINED), A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL CORPORATE OFFICES OF THE SELLER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS DEBENTURE UPON WRITTEN REQUEST.

                       SUBORDINATED CONVERTIBLE DEBENTURE

$____                                                            January  , 2004

         SECTION 1. General.

         (a) Bakers Footwear Group, Inc., a Missouri corporation (the "Company"), for value received, hereby promises to pay to the order of ________________, or its registered assigns (the initial "Holder") the principal sum of _______________ Dollars ($_____________), on April 4, 2007 ("Maturity
Date"), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debt. Interest shall accrue on the unpaid principal amount, at the rate of seven percent (7%) per annum, which rate shall increase to nine percent (9%) per annum on January 1, 2004, and to eleven percent (11%) per annum on January 1, 2005. Such interest shall be calculated on the basis of a 360-day year composed of twelve months of 30 days each, and shall be payable quarterly, in arrears, on March 31, June 30, September 30 and December 31, commencing March 31, 2004; provided, however, that the interest payment which shall be due and payable on March 31, 2004 shall be calculated as if this Debenture had been outstanding on January 1, 2004, it being the intent of the Company that such interest payment should include that interest accrued to the date hereof, but not yet paid, on a note equal in aggregate principal amount and bearing interest at the same rate and on the same terms as aforesaid, for which this Debenture was exchanged on the date set forth above pursuant to the Exchange Agreement (as defined below).

         (b) This Debenture is one of the "New Debentures" issued pursuant to that certain Convertible Debenture Exchange Agreement dated as of the date of this Debenture (the "Exchange Agreement"), by and among the Company and the Exchangors named therein, including the initial Holder of this Debenture, each of whom is both subject to, and entitled to the benefits of, the Exchange Agreement. In addition, the Company and the initial Holder have entered into the Subordination Agreement (as defined in Section 14) dated as of the date hereof with the Senior Lender (as defined in Section 14) pursuant to which the Company and the initial Holder have agreed to subordinate the Company's obligations under this Debenture to those owed by the Company to Senior Lender as set forth in the Subordination Agreement. Any subsequent Holder of the Debenture, by its acceptance hereof, assumes the obligations of the initial Holder under the Exchange Agreement with respect to the conditions and procedures for transfer of this Debenture and agrees that this Debenture and all obligations hereunder shall be subject to the terms of the Subordination Agreement. Reference to the Exchange Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay the unpaid principal balance as provided herein.

         SECTION 2. Terms of Payment.

         (a) The principal balance of this Debenture shall be due and payable on the Maturity Date. The maturity of this Debenture may be accelerated following an Event of Default (as defined in Section 3 hereof).

         (b) Seller shall have the right to prepay the Debentures, in whole but not in part, with the consent of the holders of at least 50% of the then outstanding aggregate principal amount of the Debentures (the "Requisite Holders"). Seller shall have the right to prepay, subject to the Subordination Agreement, any Debenture issued under the Exchange Agreement, in whole or in part, if the holder thereof consents.

         SECTION 3. Events of Default. The following events shall constitute "Events of Default" hereunder:

         (a) Default in the payment of the principal of the Debenture when due and payable, whether on the Maturity Date, upon acceleration or otherwise, or the failure to make any payment of interest within 5 days of when due and payable; or

         (b) The Company shall fail to observe or perform any covenant or obligation set forth herein, in the Exchange Agreement or in either the Second Registration Rights Agreement or the 2002 Registration Rights Agreement (each, as defined in the Exchange Agreement), as applicable, and such failure shall continue for a period of 30 days after receipt of notice thereof; or

         (c) The Company shall have failed to pay when due any amount due and owing under any indebtedness of the Company for borrowed money, or any other default or event of default shall have occurred (and shall have continued beyond the expiration of any applicable grace period) under any indebtedness of the Company for borrowed money which permitted the holder thereof to accelerate the maturity thereof, and in either case, there shall have been an acceleration of the stated maturity of such indebtedness; or

         (d) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act of 1978, as amended, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

         (e) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

         (f) Any representation or warranty made by the Company in any Transaction Document (as defined in the Exchange Agreement) or any other certificate or instrument delivered in connection therewith shall have been untrue in any material respect when made.

         If any Event of Default (other than the type described in clauses (d) and (e)) has occurred, the Requisite Holders, may demand (by written notice delivered to the Company), subject to the terms of the Subordination Agreement, immediate payment of all or any portion of the outstanding principal amount of this Debenture. Upon such demand, the Company will immediately pay to the Holder the entire principal amount of this Debenture plus accrued and unpaid interest hereon. If an Event of Default of the type described in clauses (e) or (f) above has occurred, then subject to the terms of the Subordination Agreement all of the outstanding principal amount of the Debenture shall automatically be immediately due and payable without any action on the part of the Holder.

         SECTION 4. Subordination.

         (a) By its acceptance of this Debenture, the Holder (including the initial and any subsequent Holder) acknowledges and agrees that all its right, title and interest in and to this Debenture, including but not limited to its right to receive payment in respect of principal or interest, or the Mandatory Redemption Amount (as defined in Section 8 hereof) as provided herein, shall be subordinate to any and all Senior Indebtedness (as defined in Section 14 hereof) of the Seller. The Holder agrees to execute any and all agreements, including but not limited to an intercreditor and subordination agreement, which the holders of Senior Indebtedness may require to reflect such subordination. The Holder covenants and agrees for the benefit of the holders of Senior Indebtedness that it will not take any security interest, lien or other encumbrance on the assets of the Seller as collateral security for the Seller's obligations under this Debenture without such holders' prior written consent. The Holder acknowledges that the Seller will not make, and the Holder shall not accept, any payments of principal, interest, or the Mandatory Redemption Amount, on this Debenture after the holder's receipt of written notice of the occurrence of and during the continuation of a default under a Senior Indebtedness agreement. If the Holder shall at any time receive any payment which is prohibited by any Senior Indebtedness agreement and receive notice of same from any holder of Senior Indebtedness, the Holder will hold such payment in trust and immediately turn it (or an amount of money equal to it) over to the holder of Senior Indebtedness for application in payment of the outstanding Senior Indebtedness.

         (b) This Debenture and all the obligations of the Company hereunder are direct, unsecured obligations of the Company, without preference or priority among the other Debentures (as defined in the Exchange Agreement) and shall rank pari passu with all other existing and future unsecured Indebtedness of the Company from time to time outstanding, other than Senior Indebtedness.

         (c) The provisions of this Section 4, and the Subordination Agreement, are for the purpose of defining the relative rights of the Senior Lender, on the one hand, and the Holder, on the other hand, with respect to the enforcement of rights and remedies and priority of payment of the Senior Indebtedness and the Debentures. Nothing herein shall impair, as between the Company and the Holder, the obligations of the Company, which are unconditional and absolute, to pay to the Holder the principal and interest hereon and any other liabilities encompassed herein in accordance with the terms hereof, subject to Section 4 and the Subordination Agreement.

         SECTION 5. Holder. The Company may deem and treat the registered holder of this Debenture as the absolute owner of this Debenture for the purpose of exchanging this Debenture for Conversion Shares (as described in Section 6 hereof) or receiving payment hereon and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         SECTION 6. Conversion of Debenture.

         (a) This Debenture shall be convertible into the Company's Class A common stock, par value $0.001 per share ("Conversion Shares"), under, and only under, the circumstances set forth below in Sections 6(b) or 6(c), adjusted as provided in Section 7 hereof. The conversion price for the Debentures shall be equal to $7.50, adjusted as provided in Section 7 hereof ("Conversion Price").

         (b) The entire principal amount of this Debenture shall be automatically converted into the right to receive Conversion Shares, at the Conversion Price, upon the consummation, prior to the Maturity Date, of a firm commitment underwritten initial public offering of the Company's common equity pursuant to a registration statement filed by the Company under the Act (other than such an offering on Form S-4 or Form S-8, or any successor forms, an "IPO").

         (c) The entire principal amount of this Debenture may be converted, in whole but not in part, at the option of the holder hereof, into the right to receive Conversion Shares, at the Conversion Price then in effect, at any time prior to the Maturity Date.

         (d) To receive the Conversion Shares after the automatic conversion provided in Section 6(b), or to elect conversion pursuant to Section 6(c), Holder shall surrender this Debenture at the office of the Company, accompanied by a written instrument executed by the holder of this Debenture requesting such conversion and stating the name and address of the person or persons in whose name the certificate or certificates for Conversion Shares are to be issued. At its expense, the Company shall, within three (3) Business Days thereafter, issue and deliver to such Holder certificates for the number of Conversion Shares to which the Holder shall be entitled (bearing such legends as are required by the Exchange Agreement and applicable laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture. Upon such surrender, the Holder shall be treated as a shareholder of the Company for all purposes, including but not limited to the right to vote or the right to receive dividends or distributions, regardless of the actual date such certificates are issued.

         (e) The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Conversion Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (f) The Company shall keep reserved at all times the number and type of Conversion Shares into which this Debenture would then be convertible.

         (g) No fraction of a Conversion Share shall be issued upon the conversion of this Debenture. All Conversion Shares (including fractions thereof) issuable upon conversion of this Debenture by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Conversion Share, the Company shall, in lieu of issuing any fractional share, pay the holder a sum in cash equal to the public offering price in the IPO multiplied by such fraction.

         SECTION 7. Adjustments to Conversion Price and Conversion Shares. Subject and pursuant to the provisions of this Section 7, the Conversion Price and number of Conversion Shares subject to this Debenture shall be subject to adjustment from time to time as set forth hereinafter.

                  (a) If the Company shall, at any time or from time to time while this Debenture is outstanding, pay a dividend or make a distribution on its Conversion Shares in shares of Conversion Shares, subdivide its outstanding shares of Conversion Shares into a greater number of shares or combine its outstanding shares of Conversion Shares into a smaller number of shares or issue by reclassification of its outstanding shares of Conversion Shares any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation not otherwise covered by Section 8), then the number of Conversion Shares purchasable upon conversion of the Debenture and the Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter converting the Debenture shall be entitled to receive the number of Conversion Shares or other capital stock which the Holder would have received if the Debenture had been converted immediately prior to such event upon payment of a Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder. Such adjustments shall be made successively whenever any event listed above shall occur.

                  (b) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor (not otherwise covered by Section 8), or sale, transfer or other disposition of all or substantially all of the Company's assets to another corporation shall be effected (not otherwise covered by Section 8), then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon conversion of the Debenture, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Debenture, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the conversion thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition without the consent or waiver of the Holder unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the other obligations under this Debenture. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

                  (c) In case the Company shall fix a payment date for the making of a distribution to all holders of Conversion Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus as such terms are computed for tax purposes, or dividends or distributions referred to in Section 7(a)), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Conversion Shares outstanding multiplied by the Market Price (as defined below) per share of Conversion Shares immediately prior to such payment date, less the fair market value (as determined by the Company's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Conversion Shares outstanding multiplied by such Market Price per share of Conversion Shares immediately prior to such payment date. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Conversion Shares are then listed on a national stock exchange, the closing sale price (regular way) of one share of Conversion Shares on such exchange on the last trading day prior to the Valuation Date; (b) if the Conversion Shares are then quoted on The NASDAQ Stock Market, Inc. ("Nasdaq"), the closing sale price of one share of Conversion Shares on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Conversion Shares are not then listed on a national stock exchange or quoted on Nasdaq, the market value of one Conversion Share as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Requisite Holders. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the conversion of this Debenture as to the market value of a Conversion Share as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Requisite Holders are unable to agree upon the market value in respect of subpart (c) hereof, the Company and the Requisite Holders shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Requisite Holders. Such adjustment shall be made successively whenever such a payment date is fixed.

                  (d) For the term of this Debenture, in addition to the provisions contained above, the Conversion Price shall be subject to adjustment as provided below. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

                  (e) In the event that, as a result of an adjustment made pursuant to this Section 7, the Holder shall become entitled to receive any shares of capital stock of the Company other than Conversion Shares, the number of such other shares so receivable upon conversion of this Debenture shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained in this Debenture.

                  (f) Except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(1) through (f)(7) hereof, deemed to have issued or sold, any Conversion Shares for a consideration per share less than the lesser of (x) $5.00 per share or (y) the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a "Trigger Issuance") the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

                  Adjusted Conversion Price = (A x B) + D
                                              -----------
                                               A+C

                                    where

                                    "A" equals the number of Conversion Shares
outstanding, including Additional Shares (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

                                    "B" equals the Conversion Price in effect
immediately preceding such Trigger Issuance;

                                    "C" equals the number of Additional Shares
issued or deemed issued hereunder as a result of the Trigger Issuance; and

                                    "D" equals the aggregate consideration, if
any, received or deemed to be received by the Company upon such Trigger
Issuance.

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

                  For purposes of this subsection (f), "Additional Shares" shall mean all Conversion Shares issued by the Company or deemed to be issued pursuant to this subsection (f), other than Excluded Issuances (as defined in subsection
(g) hereof).

                  For purposes of this subsection (f), the following subsections
(f)(1) to (f)(6) shall also be applicable (subject, in each such case, to the provisions of subsection (g) hereof) and to each other subsection contained in this subsection (f):

                                    (f)(1) Issuance of Rights or Options. In
                  case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Conversion Shares or any stock or security convertible into or exchangeable for Conversion Shares (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Conversion Shares are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Conversion Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of Conversion Shares issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 7(f)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Conversion Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Conversion Shares upon conversion or exchange of such Convertible Securities.

                                    (f)(2) Issuance of Convertible Securities.
                  In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Conversion Shares are issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of Conversion Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Conversion Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 7(f)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Conversion Shares upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 7(f).

                                    (f)(3) Change in Option Price or Conversion
                  Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 7(f)(1) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 7(f)(1) or 7(f)(2), or the rate at which Convertible Securities referred to in subsections 7(f)(1) or 7(f)(2) are convertible into or exchangeable for Conversion Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 7(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 7(f) (including without limitation upon the redemption or purchase for consideration of Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                                    (f)(4) Stock Dividends. Subject to the
                  provisions hereof, in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Conversion Shares) payable in Conversion Shares,

                  Options or Convertible Securities, then any Conversion Shares, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                                    (f)(5) Consideration for Stock. In case any
                  Conversion Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Conversion Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Conversion Shares, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the "Additional Rights") are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

                                    (f)(6) Record Date. In case the Company
                  shall take a record of the holders of its Conversion Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Conversion Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Conversion Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Conversion Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                                    (f)(7) Treasury Shares. The number of
                  Conversion Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Conversion Shares for the purpose of this subsection (f).

                  (g) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price pursuant to Section 7(f) in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors or the shareholders of the Company, (B) Conversion Shares upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, (C) capital stock, Options or Convertible Securities issued with the approval of the Requisite Holders, (D) any capital stock, Options or Convertible Securities which results in an adjustment pursuant to any section of this Section 7 other than Section 7(f), or (E) any capital stock, Options or Convertible Securities issued in connection with a Sale Transaction as defined in Section 8(a) (collectively, "Excluded Issuances").

                  (h) Upon any adjustment to the Conversion Price pursuant to Section 7(f) above, the number of Conversion Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Conversion Price in effect immediately prior to such adjustment and the denominator of which shall be the Conversion Price in effect immediately thereafter.

         SECTION 8. Mandatory Redemption.

         (a) In the event that an IPO is not completed prior to the earlier of (i) a Sale Date (as defined herein) or (ii) one month prior to the Maturity Date (and the Holder shall have not exercised its option to convert this Debenture pursuant to Section 6(c)), the Company shall pay, subject to the terms of the Subordination Agreement, the Holder an amount of cash equal to the Mandatory Redemption Amount, as calculated in accordance with paragraph (b) or
(c) of this Section 8, as applicable. For purposes of this Agreement, the Sale Date shall be the date the Company consummates a merger, reorganization, stock sale, sale of substantially all assets or similar transaction, or related series thereof, following which holders of the common equity of the Company prior to such transaction hold 50% or less of the common equity of the Company or any successor entity following such transaction ("Sale Transaction"). It is understood that no issuance of stock by the Company in a capital raising transaction or pursuant to the exercise of any employee stock option, shall be considered a Sale Transaction or any part thereof.

         (b) In the event of a Sale Transaction, the Mandatory Redemption Amount shall be, at the option of the Holder (i) the unpaid principal balance hereof plus accrued but unpaid interest, or (ii) the cash, securities or other property that the Holder would have been entitled to receive had the Holder converted this Debenture into the Conversion Shares at the Conversion Price then in effect immediately prior to the consummation of the Sale Transaction. This obligation shall be assumed by any successor to the Company in a Sale Transaction.

         (c) Following the date that is one month prior to the Maturity Date (and assuming a Sale Transaction does not occur prior to the Maturity
Date), the Mandatory Redemption Amount shall be the greater of (1) the unpaid principal balance hereof plus accrued but unpaid interest to the date of payment or (2) the Market Price of the Conversion Shares into which the Debenture would be converted, but for the failure of an IPO to be completed prior to the Maturity Date, at the Conversion Price then in effect.

The Company shall pay the Market Price to the Holder one month following such determination, and the Maturity Date shall be extended until such date.

         SECTION 9. Expenses. The Company shall pay the reasonable out-of-pocket expenses of the Holder (including reasonable fees and disbursements of counsel) incurred by the Holder in enforcing its rights hereunder, whether or not litigation is initiated in connection therewith.

         SECTION 10. Waiver. The Company waives presentment, demand, notice of protest and nonpayment and diligence in taking any action to collect sums owing under this Debenture. Time is of the essence with respect to every provision hereof.

         SECTION 11. Section Headings. The Section headings contained herein are for the purpose of convenience of reference only and are not intended to define or limit the contents of any such Section.

         SECTION 12. Severability. In the event that one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, but this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         SECTION 13. Governing Law; Consent to Jurisdiction. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. The Company and, by accepting this Debenture, the Holder each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Debenture and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under the Exchange Agreement. The Company and, by accepting this Debenture, the Holder each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Debenture, the Holder each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 14. Definitions.

         For purposes of this Debenture, the following terms have the meanings set forth below.

                  "Business Day" means any day which is not a Saturday, Sunday or other day on which banking institutions doing business in St. Louis, Missouri and New York, New York, are authorized or obligated by law or required by executive order to be closed.

                  "Indebtedness" means any indebtedness (including without limitation, Senior Indebtedness), whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, guarantees or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), and any financial hedging obligations, if and to the extent such indebtedness (other than a financial hedging obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with generally accepted accounting principles, other than a trade payable or accrued expense.

                  "Senior Indebtedness" means the principal, interest, premium, if any, fees (including without limitation, any commitment, agency, facility, structuring, restructuring or other fee), costs, expenses, indemnities, and other amounts due on or in connection with any Indebtedness of the Company to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and any amendments, modifications, deferrals, renewals or extensions of such Indebtedness, and any amounts owed in respect of any Indebtedness incurred in refinancing, replacing or refunding the foregoing (including any refinancing, replacing or refunding with new lenders), unless the terms of such Indebtedness expressly provide that such Indebtedness is not Senior Indebtedness with respect to this Debenture.

                  "Senior Lender" shall mean, initially, Fleet Retail Finance Inc., and subsequently, any lender of Senior Indebtedness to the Company.

                  "Subordination Agreement" shall mean, initially, the Amended and Restated Intercreditor and Subordination Agreement dated the date hereof (as amended, modified or replaced from time to time) between and among the Company, the Holder, and Fleet Retail Finance Inc., and subsequently, any intercreditor and subordination agreement the Holder is required to enter into by Section 4(a).

         SECTION 15. Amendment. This Debenture may be amended with the consent of the Requisite Holders to cure any ambiguity, and to make any other change if
(X) all Debentures are treated equally, (Y) such amendment does not reduce the principal amount hereof or interest rate hereon, or alter when payments of principal or interest are due and payable and (Z) such amendment does not change the calculation of the Conversion Price in a way that is materially adverse to the Holder. Any Debenture issued under the Exchange Agreement may be amended with the consent of its holder.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BAKERS FOOTWEAR GROUP, INC.

BY: _______________________________________
      Peter Edison, Chief Executive Officer

Accepted and Agreed:

HOLDER

Name (if not an individual):

By: _______________________________________
Name:
Title (if applicable)